Exhibit 99.1

Schedule of Annual Director Compensation

1. Retainer:	$60,000*
2. Member Meeting Fee:	none
3. Member Committee Fees:	$10,000
4. Chair of Comp, Nominating or Governance:	$15,000
5. Audit Chair Fee:	$20,000
6. Annual Equity Award:	fixed dollar value of $100,000
This award would be equally divided between stock options and full value restricted stock units with a vesting schedule of one third each year over a period of three years.
7. Merchandise	$3,500

*	A director may elect to receive the $60,000 annual retainer as equity, equally divided between options and full value restricted stock units, which option and restricted stock units vest on the first anniversary of the grant date.